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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     FORM 10/A

                                 Amendment No. 7

                   General Form for Registration of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                       INFORMATION ARCHITECTS CORPORATION
                (Name of Registrant as specified in its charter)

                       (fka ALYDAAR SOFTWARE CORPORATION)


         North Carolina                                     87-0399301
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)


                      4604 Colony Road, Charlotte, NC 28211
               (Address of principal executive offices) (Zip Code)


                     Issuer's telephone number: 704/365-2324


     Securities to be registered under Section 12(b) of the Act:


   Title of each class                             Name of exchange on which
   to be so registered                           each class is to be registered
         None                                                  None


     Securities to be registered under Section 12(g) of the Act:


                    Common Stock, par value $0.001 per share
                                (Title of Class)




                    Page 1 of 4 sequentially numbered pages
                            Exhibit Index on Page 4



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ITEM 1 - BUSINESS.

     Information Architects Corporation was formed in 1982 as a Utah corporation named Enertronix Corporation. In 1992, the Company changed its name to Alydaar Software Corporation, and in 1994, the corporate domicile was changed from Utah to North Carolina. On June 16, 1999, the Company changed its name to Information Architects Corporation.



ITEM 11 - DESCRIPTION OF SECURITIES.

     The following statements with respect to the Company's securities are not complete and are qualified in all respects by the provisions of the Company's Articles of Incorporation, as amended, and Bylaws. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock $.001 par value and 1,000,000 shares of Preferred Stock $.001 par value. As of March 31, 1999, 17,541,644 shares of Common Stock and 0 shares of Preferred Stock were outstanding.

     Holders of Common Stock are entitled to one vote per share and to receive dividends when and as declared by the Board of Directors and share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company, after the payment of all debts and other liabilities of the Company and any liquidation preference on any shares of Common Stock. The stockholders have no conversion, preemptive or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Board of Directors without any further stockholder approval.

    The rights and privileges of the holders of the Preferred Stock will be determined by the resolution of the Board of Directors, including the right to vote, liquidation preference, series, convertibility, dividend (whether cumulative or non-cumulative), and the redemption provisions.


ITEM 15 - FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements

                  None

     (b) Exhibit Index

         Exhibit               Description

          3.1(A)*               ARTICLES OF INCORPORATION OF DAAR, INC.

          3.1(B)*               ARTICLES OF MERGER OF ALYDAAR
                                SOFTWARE CORPORATION INTO DAAR, INC.

          3.1(C)*               PLAN OF MERGER

          3.2*                  AMENDED AND RESTATED BYLAWS OF ALYDAAR
                                SOFTWARE CORPORATION

          3.3 ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF ALYDAAR SOFTWARE
                                CORPORATION

*  Previously filed.
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SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 1, 1999


INFORMATION ARCHITECTS CORPORATION

By: /s/ J. Dain Dulaney, Jr.
   -------------------------
Name: J. Dain Dulaney, Jr.
Title: Secretary




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                                 EXHIBIT INDEX


Exhibit           Description                                  Sequential Page

3.1(a)*           Articles of Incorporation of
                  Daar, Inc.

3.1(b)*           Articles of Merger of Alydaar
                  Software Corporation into
                  Daar, Inc.

3.1(c)*           Plan of Merger

3.2*              Amended and Restated Bylaws of
                  Alydaar Software Corporation

3.3               Articles of Amendment to the
                  Articles of Incorporation of
                  Alydaar Software Corporation


*  Previously filed.

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